                     ASSET PURCHASE AGREEMENT

     This Agreement, made as of this 25th day of May, 1994 by and between Dixie Yarns, Inc., a Tennessee corporation
(hereinafter referred to as "DIXIE"), PATRICK OF CALIFORNIA, INC.
d/b/a PATRICK CARPET MILLS, a California corporation (hereinafter referred to as "PATRICK"), FRANK V. CELIBERTI and REGENT
INDUSTRIES, INC., a California corporation ("REGENT").


                       W I T N E S S E T H:


     WHEREAS, Patrick operates a Carpet Company, in Rancho
Dominguez, California; and


     WHEREAS, Patrick desires to sell and Dixie desires to acquire certain of the assets and liabilities of Patrick;

     NOW, THEREFORE, for and in consideration of the premises, and intending to be legally bound hereby, the parties hereto covenant, stipulate, represent, warrant and agree as follows:


1.0.  DEFINITIONS.

     1.1  "CLOSING" shall have the meaning set forth in Section
14.1.

     1.2 "CLOSING DATE" means June 14, 1994, or such other date as may be agreed to in writing by the parties for the closing of the transactions contemplated by this Agreement.

     1.3 "PLANTS" means all physical facilities (including both the real estate and any improvements thereon) where any of the Purchased Assets are located, whether owned or leased by Patrick.

     1.4 "PURCHASED ASSETS" means all assets of every kind, character and description, whether tangible, intangible, real, personal, or mixed, and wherever located, of Patrick, all as set forth in the April 30, 1994 balance sheet of Patrick (heretofore provided to Dixie and appended to this Agreement as EXHIBIT A) and as used in the operations of Patrick as of the date thereof and as of Closing, and all after-acquired assets, including, but not limited to:

     (a) all of Patrick's right, title and interest in and to the fixtures, machinery and equipment attached to or located at the Plants (hereinafter the "FIXED ASSETS") including those Fixed Assets described in EXHIBIT B hereto;

     (b)  all furniture and furnishings located at the Plants
     (hereinafter the "FURNITURE AND FURNISHINGS"), including the
     Furniture and Furnishings described in EXHIBIT C;

     (c)  all spare parts and accessories located at the Plants
     (hereinafter the "SPARE PARTS") and the inventory
     (hereinafter the "INVENTORY") located at the Plants and at other locations disclosed to Dixie;

     (d) to the extent transferable, all equipment warranties that relate to the assets listed on EXHIBITS B and C and all repair, instruction, safety and maintenance manuals in Patrick's possession and located at the Plants which are necessary to the operation of the Fixed Assets;

     (e) to the extent transferable, an assignment of Patrick's rights and an assumption of its obligations under the leases and service agreements identified on EXHIBIT D hereto;

     (f) to the extent applicable to the Plants, an assignment of all licenses, certificates and permits from all federal, state and other public authorities issued in connection with the operation of the Plants, to the extent transferable and shown on EXHIBIT E hereto;

     (g) all financial, business and other records related to the business of Patrick ("Records") (provided that Patrick shall have the right to retain copies of such records and to have reasonable access to the originals for appropriate business purposes);

     (h)  any and all rights to the exclusive use of the names
     "Patrick of California, Inc.", "Patrick Carpets", "RHS
     Carpet Mills, Inc." and any trade name used by Patrick.

     Notwithstanding anything herein contained, the parties acknowledge that the Purchased Assets exclude the following:

     (i) cash wherever located (e.g., petty cash, Union Bank general account, Union Bank payroll accounts and Credit
     Union); and

     (j)  Amounts due from related parties of Patrick.

     1.5 "ASSUMED LIABILITIES" means only liabilities of Patrick, incurred in the ordinary course of business, and listed in EXHIBIT F (and excluding any liabilities owed to any party owned by or having an ownership interest in, or otherwise related to, Patrick) except for liabilities for dyeing and finishing incurred from and after the date hereof.

     1.6 "NET ASSETS ACQUIRED" means the Net Assets Acquired as set forth on EXHIBIT G.

     1.7 OTHER DEFINITIONS. All other capitalized terms used herein are defined either in the preamble to this Agreement or in the remainder of the text hereof.

2.0.  TRANSFER OF AND PURCHASE PRICE OF PURCHASED ASSETS.

     2.1 TRANSFER. Subject to the terms and conditions hereof, Patrick shall sell, transfer and convey to Dixie, and Dixie shall purchase, receive, accept and assume from Patrick the Purchased
Assets and Assumed Liabilities on the Closing Date.

     2.2  PURCHASE PRICE.  The purchase price for the Purchased
Assets shall be as follows:

          (a)  Assumption of the Assumed Liabilities; and

          (b) Release of the obligation owed by Patrick to Dixie, with release of all security and guarantees therefor to be made upon Closing.

          (c) The sum of Three Hundred and Thirty Thousand Dollars ($330,000.00) (the "ESCROW FUNDS") which shall be paid to Wilshire Escrow, 4720 Wilshire Bvld., Los Angeles, California 90010 (the "ESCROW AGENT") by wire transfer of immediately available funds and held, ad-ministered and disbursed by the Escrow Agent pursuant to the terms of the escrow agreement in the form attached hereto as ANNEX B.

     The Purchase Price shall be adjusted as follows:

          (a) To the extent that the Net Assets Acquired as of Closing exceeds $4,346,183.01, then the difference shall be paid by Dixie, in cash; and

          (b) To the extent that the Net Assets Acquired as of the Closing is less than $4,346,183.01, then the difference shall be paid by Patrick to Dixie in the following manner:

          (i) first by delivery of the Escrow Funds to Dixie by the Escrow Agent in the amount of such difference; and

          (ii) if the amount of the Escrow Funds is inadequate to satisfied by amount due in (i) above, then Patrick shall pay such shortfall to Dixie in cash.

     Patrick shall, at its expense, prepare a calculation of the book value of the Purchased Assets and the Net Assets Acquired as of Closing, which shall be delivered to Dixie no later than 10 days following Closing.

     For purposes of calculating the foregoing adjustment, the Net Assets Acquired shall be determined as set forth in EXHIBIT G, and book values shall be determined in a manner consistent with the preparation of the April 30, 1994 balance sheet. Dixie shall, at its expense, and acting by and through its employees and independent auditors, review and audit the calculation of the purchase price adjustment. If Dixie disagrees with the calculation, it must notify Patrick within 10 days of delivery of such calculation to Dixie, and Dixie and Patrick shall negotiate to resolve any disagreement. If any such disagreement is not resolved within 5 days of the notice provided by Dixie, then the dispute shall be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association.

     2.3  CONFIRMATION OF PHYSICAL ASSETS.

     (a) At a mutually agreeable time on or prior to the Closing Date, representatives of Patrick and Dixie shall meet at the Plants and (i) confirm, in writing, the presence of all physical assets, including, but not limited to all Inventory (including samples, products and supplies), Fixed Assets, Spare Parts, Records and Furniture and Furnishings.

     (b) In the event that there are any minor discrepancies between the Inventory, Fixed Assets, Spare Parts, Records and Furniture and Furnishings listed on EXHIBITS B and C, and set forth on the April 30, 1994 Balance Sheet attached as EXHIBIT A, and the physical count of such items on the Closing Date, the Closing shall nevertheless take place as set forth herein, and the parties shall make a monetary settlement of such discrepancies at fair market value within five (5) working days after the Closing. In the event that there are any such discrepancies between such items, and the physical count of such items on the Closing Date, where, in Dixie's reasonable opinion, such discrepancies would have a material adverse effect on the operation of the business, then Dixie shall have the right to terminate this Agreement.

3.0. BULK SALES COMPLIANCE. The parties agree to comply with the Bulk Sales Transfer Laws of the State of California. Dixie shall give notice, in compliance with Division 6 of the California Commercial Code of the bulk transfer contemplated by this

Agreement. Patrick shall furnish Dixie with the information necessary to prepare this notice, including, but not limited to, all names and business addresses used by it within the last three
(3) years and the location of the Assets to be transferred under this Agreement, at least twenty (20) days before the Closing Date.

4.0. AGREEMENT ON ALLOCATION. Within 30 days after the Closing Date, the parties shall agree on an allocation of the purchase price to the Purchased Assets for purposes of completing Form 8594 pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended.

5.0. REAL PROPERTY LEASES. As a condition to Closing, Patrick's outstanding leases, relating to 172-210 East Manville Street, City of Compton, County of Los Angeles, State of California (appended to this Agreement as EXHIBIT H), and 2937 East Maria Street, Rancho Dominguez, City of Rancho Dominguez, County of Los Angeles, State of California (appended to this Agreement as
EXHIBIT I) shall be assigned and the Lessors thereof shall consent to such assignment to Dixie at the same rental rate presently paid by Patrick for Patrick's leases of such properties.

6.0. OTHER CONTRACTS. Patrick agrees that Dixie shall not be required to assume any employment contracts and agreements of Patrick, any entity owned by Patrick, any entity with an ownership interest in Patrick or any entity otherwise related to Patrick, nor shall Dixie be obligated to assume or be assigned any contract or agreement of Patrick other than those, if any, related to the Assumed Liabilities. As a condition to Closing, all contracts material or necessary to the conduct of the business and operations of Patrick as presently conducted may, however, be assigned to or assumed by Dixie, at its option.

7.0. YARN SUPPLY OF PATRICK UNTIL CLOSING. Dixie shall not increase or extend any further credit to Patrick. Instead, until the Closing, Dixie shall supply Patrick with yarn for Patrick to process on consignment to convert into carpet. Patrick shall sell such carpet for the benefit of Dixie utilizing Patrick's customary trademarks and trade names. Patrick shall, however, be compensated by Dixie for Patrick's processing services in connec-tion with its use of such yarn in accordance with the schedule set forth in EXHIBIT J.

8.0. REPRESENTATIONS AND WARRANTIES OF PATRICK. Patrick represents and warrants to Dixie that as of the date hereof and on the Closing Date:

     8.1 ORGANIZATION. Patrick is a corporation existing in good standing under the laws of the State of California.

     8.2 TITLE TO THE PURCHASED ASSETS; DEFECTS. The Purchased Assets constitute all of the properties and assets owned by Patrick and used or held for use in connection with the business and operations of Patrick. Patrick owns the Purchased Assets, has good title to all of the Purchased Assets, free and clear of all liens, encumbrances, mortgages, easements, covenants, leases, agreements, restrictions, security interests or pledges, except as may be disclosed herein or on the Exhibits hereto. The Purchased Assets currently used in the business and operations of Patrick are in normal operating condition except for general maintenance and repair required in the ordinary course of business.

     8.3 COMPLIANCE WITH LAWS; ENVIRONMENTAL MATTERS. Except as set forth on EXHIBIT K, to its knowledge and belief:

     (a) Patrick holds all licenses, certificates, permits, franchises and rights from all appropriate Federal, state, municipal and other public authorities necessary for the conduct of its current operations at the Plants, which licenses, certificates, permits, franchises and rights are specified on EXHIBIT K;

     (b) To the best knowledge of Patrick, Patrick is not charged with nor is it under governmental investigation relating to or involving its operations at the Plants with respect to any actual or alleged violation of any statute, law, regulation, ordinance, order or rule, nor is it the subject of any pending or, to the best of its knowledge, threatened adverse proceeding by any regulatory authority; and

     (c) Patrick's business and operations conducted at the Plants are in compliance with all applicable laws, regula-tions and orders of any Federal, state, municipal or other public authorities and the present uses by Patrick of the Purchased Assets do not violate any such laws, regulations, orders or requirements of any such authority.

     (d)  ENVIRONMENTAL MATTERS.

     (i) Patrick has complied in all material respects with all applicable Federal, State, local and other statutes, ordinances, rules and regulations and all orders, judgments or decrees of any court or governmental agency relating to the environment or to the protection of public health or safety from pollution or environmental contamination of any kind;

     (ii) Patrick has obtained and complied in all material respects with the terms of each and every permit relating to the environment or to the protection of public health or safety from pollution or environmental contamination of any kind which are required in connection with the conduct of Patrick's business;

     (iii) No environmental notice has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Patrick's knowledge, threatened by any governmental or any other agency arising out of, or in connection with, the matters described in subsections (i) or (ii) above or arising out of or in connection with any presence, use, generation, treatment, storage, recycling, transportation, disposal or release (as those terms are defined in Federal and State Laws of the United States of America), of any substance or waste, whether solid, semi-solid, liquid or gaseous, that is toxic, flammable, corrosive, carcinogenic, or otherwise potentially harmful to health or the environment; or,

     (iv) To the best of Patrick's knowledge, no circumstances exist which could give rise to any notice, notification, demand, request for information, citation, summons or order or to any complaint or penalty of the type described in subsection (iii) above.

     8.4 LITIGATION. Patrick has not received service of any pending court action, and to the knowledge of Patrick, there is no court action threatened against Patrick, where the foregoing directly or indirectly involves any of the Purchased Assets. Patrick has not received notice of any proceeding pending or, to Patrick's knowledge, threatened against Patrick relating to or involving the Purchased Assets or the operations at the Plants by or before any governmental board, department, commission or agency. To the knowledge of Patrick, and except as set forth in EXHIBIT K hereto, it is not in violation of any order, decree, or judgment of any court or governmental board, department, commission or agency relating to or involving the Plants.

     8.5 AUTHORITY OF PATRICK. All corporate action necessary to authorize the execution, delivery and performance of this Agreement has been taken by Patrick. Patrick has the corporate power and authority to enter into and carry out this Agreement, there being no contractual or other restrictions upon it so doing. This Agreement has been duly authorized, executed and delivered by Patrick and constitutes the legal, valid and binding obligation of Patrick, enforceable in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance of this Agreement by Patrick will not violate any law or conflict or result in any breach of or constitute a default under the governing instru-ments, charter, articles of incorporation, or by-laws of Patrick or, under any indenture, mortgage, lease, agreement or other instrument to which Patrick is a party or by which it or its assets are bound. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Patrick.

     8.6 CONSENTS. Except as set forth on Schedule 8.6, no approval, authorization, consent or other order or action of or filings with any court, administrative agency, governmental authority, or third party is required to be obtained by Patrick for the execution and delivery or performance by Patrick of this Agreement, or such other agreements or instruments as are necessary for the consummation of the transactions contemplated hereby or thereby.

     8.7 BROKERS. No broker or finder acted or is acting for Patrick in connection with the transfer of the Purchased Assets.


9.0.  REPRESENTATIONS AND WARRANTIES OF DIXIE.

     9.1 AUTHORITY OF DIXIE. Dixie represents and warrants to Patrick that Dixie (i) is a corporation existing in good standing under the laws of the State of Tennessee and (ii) is duly qualified to do business as a foreign corporation in the State of California; that as of the Closing all corporate action necessary to authorize the execution and delivery of this Agreement shall have been taken by it; that it has the corporate power to enter into and carry out this Agreement, there being no contractual or other restrictions upon its so doing; and that this Agreement is duly authorized, executed and delivered and constitutes the binding obligation of Dixie in accordance with its terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting generally the enforcement of creditors' rights.

     9.2 BROKERS. No broker or finder acted or is acting for Dixie in connection with the transfer of the Purchased Assets.

10.0 OBLIGATIONS OF THE PARTIES. The parties agree to carry out the following obligations prior to and through the Closing Date, and as applicable, to continue the discharge of the obligations subsequent to the Closing:

     10.1  INSPECTION.

     (a) After the execution hereof, Dixie shall be permitted, through its authorized representatives and during normal business hours, to interview the officers and key employees of Patrick engaged in operating the Plants and to examine financial records, properties, and operations at the Plants and the Purchased Assets in order that Dixie may have the full opportunity to make such legal and business review or investigations as it may desire. Dixie agrees to notify Patrick, prior to the Closing Date, of any matter of which it has actual knowledge that indicates a possible breach by Patrick of any warranty or representation made herein. Dixie's inspection of the Plants does not prevent Dixie's reliance upon the representations, warranties, covenants and other agreements made under this Agreement.

     (b) Patrick represents that it has provided Dixie or Dixie's agents with copies (as they may pertain to the Plants) of (i) any and all environmental reports and any outstanding citations, notices or orders of violation or noncompliance which have been issued to and served upon Patrick, relating to its business assets, property or leaseholds under any federal, state or local environmental laws, rules, ordinances or regulations, and notice of any conditions which, if known by the proper authorities, could result in any of the foregoing, (ii) any material safety data sheets for chemicals in use at, manufactured at, imported to or stored on the Plants, (iii) all materials filed with the Federal Occupational Safety and Health Agency under the OSHA Hazard Communication Standard and (iv) all materials filed with the Department of Health, Department of Environmental Protection or any other federal, state or local agency or entity.

     10.2 CONDUCT OF BUSINESS. As of April 30, 1994, through the Closing Date and as applied to the Purchased Assets, Patrick shall have:

     (a) operated the business of Patrick only in the usual, ordinary and customary manner and used its best efforts to preserve its present business organization intact so as to preserve its present business relationships with customers, suppliers, and others having business dealings with it;

     (b) followed historical maintenance practices with respect to all physical assets necessary for the conduct of its business, whether owned or leased;

     (c) maintained its books, records, and accounts in the usual manner on a basis consistent with prior periods utilizing historical bookkeeping practices;

     (d) duly complied with all laws material to the conduct of the business;

     (e) not entered into any contract, commitment, lease or sublease relating to or affecting its business, other than in the ordinary course of business, without the prior written approval of Dixie;

     (f) used its best efforts to preserve for Dixie the rela-tionships existing with Patrick's customers, employees and others having business relationships with Patrick; and

     (g) maintained insurance consistent with Patrick's prior practice upon the Purchased Assets until Closing.

     10.3 UTILITY SERVICE. Prior to the Closing Date, Patrick will not take any action, or fail to take an action which would cause the utility services being provided to the Plants to be disconnected.

     10.4 CHANGE OF NAME.  Immediately subsequent to Closing,
Patrick shall take whatever actions required under the laws of the State of California to change its name and any assumed named used by it.

11.0 CONDITIONS TO OBLIGATIONS OF DIXIE. The obligations of Dixie under this Agreement shall be subject to and conditioned upon the following conditions, any or all of which (except
Section 11.3) may be waived in writing by Dixie in whole or in part:

     11.1 ACCURACY OF REPRESENTATIONS. Each of the representa-tions and warranties of Patrick made herein shall be true and correct on the date hereof and shall be true and correct on and as of the Closing Date; and Patrick shall have executed and delivered to Dixie on the Closing Date a certificate to that effect dated that date.

     11.2 PERFORMANCE. Each of the agreements, covenants, stipulations, terms and conditions hereof to be performed and complied with by Patrick on or prior to the Closing Date shall have been performed and complied with on or prior thereto; and Patrick shall have executed and delivered to Dixie a certificate to that effect dated that date.

     11.3 APPROVAL OF DIXIE BOARD OF DIRECTORS.  Approval of this
Agreement by the Board of Directors of Dixie Yarns, Inc.

     11.4 ABSENCE OF LITIGATION. No action or proceeding shall have been instituted to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof.

     11.5 GOVERNMENTAL APPROVALS. All governmental approvals required of Patrick for the transfer of the Purchased Assets contemplated by this Agreement shall have been obtained.

     11.6 ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE. Patrick shall have executed and delivered to Dixie an assignment and assumption agreement and bill of sale in the form attached hereto as EXHIBIT L transferring all of the Purchased Assets to


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Dixie and providing for assumption by Dixie of all of the Assumed
Liabilities.

     11.7 CERTIFIED RESOLUTIONS. Patrick shall have delivered to Dixie certified copies of the resolutions of Patrick's Board of Directors and shareholders authorizing and approving this Agreement and the transactions contemplated hereby.

     11.8 NO CHANGE IN FINANCIAL CONDITION. There shall not have been any material adverse change in the financial condition of Patrick and Patrick shall not have sustained any material loss or damage to the Purchased Assets nor shall there be any material liability (contingent or otherwise) of Patrick other than as set forth on the balance sheet as of April 30, 1994 as set forth in EXHIBIT A (for purposes of this Section 11.9, and except as incurred in the ordinary course of business from April 30, 1994 to the date of Closing, and in the case of material adverse change that affects the value of the Purchased Assets, any change or changes in the aggregate amount of $100,000 shall be deemed to be material).

     11.9 DUE DILIGENCE. Immediately after the execution hereof, Dixie shall perform a due diligence investigation of Patrick. Such investigation shall not have disclosed any condition, event or circumstance which , taken individually or in the aggregate, would be reasonably likely to result in a material adverse change as set forth in Section 11.8.

     11.10 PAYMENT OF ADJUSTMENT TO PURCHASE PRICE. Upon completion of calculation of the Purchase Price Adjustment, there shall be payment in cash of the adjustment to the Purchase Price, as set forth in Section 2.2 of this Agreement. At Closing, Patrick shall make adequate provision for the payment of liabilities not assumed by Dixie, in such manner as shall be required by and reasonably acceptable to Dixie.

     11.11 LESSORS' CONSENT TO ASSIGNMENT OF REAL PROPERTY LEASES. In accordance with Section 5.0, Patrick shall deliver written consent of Lessors to the Assignment to all the leases set forth in EXHIBITS I and J at the same rental rate presently paid by Patrick for Patrick's leases of such properties (approximately $48,000 per month).

     11.12 GUARANTY OF OBLIGATIONS OF PATRICK. Frank Celiberti, individually, and Regent Industries, Inc., shall have executed and delivered their several guarantees of the obligations of Patrick, hereunder, in the form attached hereto as ANNEX A.

     11.13 DELIVERY OF NON-COMPETITION AGREEMENTS. Patrick shall deliver, at Closing, non-competition agreements of key employees, in a form and substance reasonably satisfactory to Dixie. For purposes of this Section 11.14, Key Employees shall be identified by Dixie 5 days prior to closing.

     11.14     EXECUTION AND DELIVERY OF RELEASE.  At the
Closing, Patrick, Celiberti and Regent shall execute and deliver to Dixie a general release and covenant not to sue in substantially the form attached hereto as EXHIBIT M.

12.0  CONDITIONS TO OBLIGATIONS OF PATRICK.

     The obligations of Patrick under this Agreement shall be subject to and conditioned upon the following conditions, any or all of which may be waived in writing by Patrick in whole or in part:

     12.1 ACCURACY OF REPRESENTATIONS. Each of the representa-tions and warranties of Dixie shall be true and correct on the date hereof and shall be true and correct on and as of the Closing Date.

     12.2 PERFORMANCE. Each of the agreements, covenants, stipulations, terms and conditions hereof to be performed and complied with by Dixie on or prior to the Closing Date shall have been performed and complied with on or prior thereto.

     12.3 ABSENCE OF LITIGATION. No action or proceeding shall have been instituted to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof.

     12.4 CERTIFIED RESOLUTIONS. Dixie shall have delivered to Patrick certified copies of the resolutions of its Board of Directors authorizing the transactions contemplated by this Agreement.

     12.5 ASSIGNMENT AND ASSUMPTION AGREEMENT. Dixie shall have executed and delivered to Patrick the assignment and assumption and bill of sale agreement referenced above as EXHIBIT L.

13.0 COSTS AND EXPENSES. Patrick shall pay all fees and expens-es incurred by it in connection with this transaction, including the fees and expenses of its counsel, consultants and accoun-tants, and Dixie shall pay all fees and expenses incurred by it in connection with this transaction, including the fees and expenses of its counsel, consultants and accountants.

14.0  CLOSING.

     14.1 CLOSING. The payment of the Purchase Price pursuant to Section 2.2 above, the sale, assignment and transfer of the Purchased Assets pursuant to Section 2.1 above, and the delivery of the instruments required hereunder (the "CLOSING"), shall take place commencing at 10:00 a.m. local time on the Closing Date at the company offices of Patrick, in California, or at such other place and time as the parties mutually agree.

     14.2 FURTHER ASSURANCES. At any time on or after the Closing Date, Patrick will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Dixie, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Dixie for the purpose of transferring to Dixie any or all of the Purchased Assets and other rights and benefits intended to be conveyed by this Agreement.


15.0  INDEMNIFICATION.

     15.1 INDEMNIFICATION BY PATRICK. Patrick shall indemnify Dixie, all persons or entities controlling, controlled by or under common control with, Dixie and all officers, directors, employees, stockholders, partners and agents of Dixie or employee, stockholders, partners and agents of Dixie or any such person or entity and hold each of them harmless from and against any and all losses, claims, liabilities, costs, chargebacks or expenses, including, but not limited to, reasonable attorneys' fees and disbursements, suffered or incurred by Dixie or any person or entity controlling, controlled by or under common control with, Dixie and all officers, directors, employees stockholders, partners and agents of Dixie or any other person or entity on account of,

          (a) Any breach by Patrick of any of the covenants, agreements, representations or warranties of Patrick contained herein or in any other document delivered or deliverable by Patrick at the closing,

          (b) Any liability or obligation of Patrick not specifically assumed by Dixie hereunder, including, without limitation, any liability or obligation arising out of, or in connection with, any inventory sold or produced by Patrick or Patrick's conduct of its business before or after the Closing.

          (c) (Except for any liabilities which Dixie shall have assumed hereunder), any claim by any present or former creditor, stockholder or employee of Patrick or by any other third party resulting from, or relating to, the operations of Patrick's business prior to the Closing Date, and,

          (d) Any claim by any present or former creditor, stockholder or employee of Patrick relating to the transactions contemplated hereby.

     15.2 INDEMNIFICATION BY DIXIE. Dixie shall indemnify Patrick, all persons or entities controlling, controlled by, or under common control with, and all officers, directors, employees, stockholders, partners, and agents of Patrick, or any such person or entity, and hold each of them harmless from and against any losses, claims, liabilities, costs, or expenses, including without limitation, reasonable attorneys' fees and disbursements, separate or incurred by Patrick, or any person or entity, controlling, controlled by, or under common control with, Patrick and all officers, directors, employees, stockholders, partners, and agents off Patrick, or any such person or entity, on account of,

          (i)  Any breach by Dixie of any of the
          covenants, agreements, representations or warranties of Dixie contained herein or in any other document delivered or deliverable by Dixie at the closing, and

          (ii)  The failure of Dixie to discharge any
          liability or obligation of Patrick specifically assumed by Dixie hereunder.

     15.3 CONTENT OF NOTICE; PAYMENT OF CLAIMS. A party seeking indemnification shall provide notice to the other party within a reasonable time after the party seeking indemnification has actual knowledge of the facts and circumstances which would give rise to a claim for indemnification hereunder. The notifying party shall give written notice to the other party of the claim, specifying in detail the nature of the claim and the facts relied upon by the notifying party as the basis for such claim. The notified party shall then promptly pay to the notifying party the amount of its claim, if undisputed. In the event that the notified party shall dispute any claim or any portion thereof, the notified party shall immediately provide the other party a writing, specifying in detail the portion of such claim (if less than all) which is disputed and the facts relied upon by the notified party as the basis for such dispute. The parties agree to negotiate in good faith to attempt to reach a resolution of any disputed claim hereunder in order to attempt to avoid resort-ing to a court for such resolution. Either party shall have the right to cure, settle or participate in the defense (at its expense and without admitting any liability) of any or all items which are disclosed pursuant to the terms of this Agreement.

     15.4 NO WAIVER. Except as provided in Section 13.0 above concerning Closing with knowledge of breach, under no circum-stances shall any action taken by either party pursuant to these Sections 15 through 15.5 constitute or be construed to constitute a waiver of any rights or remedies it may have pursuant to this Agreement or otherwise in law or equity, or constitute or become construed to constitute a basis for asserting against either party any reliance or other legal or equitable theory for the purpose of reducing or negating any rights or remedies under this Agreement, unless both parties agree thereto in a writing signed by both of them.

     15.5 LEGAL AND EQUITABLE REMEDIES. Each party agrees that the remedy at law for any breach or violation by it of this Agreement is and will be inadequate. Accordingly, each party hereby consents and agrees that, in the event of any breach or violation by it of any of the provisions of this Agreement, the other party shall be entitled to obtain injunctive relief and/or specific performance in addition to any other rights and remedies that the other party may have at law or equity, including without limitation, the recovery of money damages.

16.0 EMPLOYEES. All employees of the Plants shall be deemed, in all respects, the employees of Patrick through the Closing. Patrick shall cause all of its employees of the Plants to be terminated effective as of the Closing. Any liability, cost or expense associated with the termination of employees occurring prior to or as of the Closing shall be borne solely by Patrick, and Patrick shall defend, indemnify and hold Dixie harmless from and against any and all claims, demands and judgments arising out of any such termination or out of the employment of such employ-ees of Patrick through the Closing. Prior to the Closing Date, Patrick shall pay to each salaried employee of the Plants all vacation pay, if any, due and owing to such employee on account of employment with Patrick through the close of business on the Closing Date.

17.0 RISK OF LOSS. All risk of loss of or to the Purchased Assets, in whole or in part, by reason of fire or other casualty, shall remain with Patrick until the Closing. If, before the Closing, any casualty results in damage to the Purchased Assets which would have a material adverse effect on the ability of the Plants to operate, then Dixie shall have the option of either terminating this Agreement or completing the transactions contemplated herein at a price mutually acceptable to Dixie and Patrick. Patrick shall notify Dixie promptly after Patrick has notice of any casualty to the Purchased Assets. All insurance proceeds shall be the sole property of Patrick; provided, that provision for payment of any liability due and owing to Dixie shall be made out of such proceeds.




18.0 CONDEMNATION.   If the Purchased Assets shall be taken or
condemned in whole or in part, and if such condemnation would have a material adverse effect on the ability of the Plants to operate, then Dixie shall have the option of either terminating this Agreement or completing the transactions contemplated herein or, applying the condemnation proceeds to the obligation owed by Patrick to Dixie. Patrick shall notify Dixie promptly after Patrick has notice of any threatened condemnation of the Purchased Assets. If Dixie elects to complete this transaction, the Purchase Price shall be reduced in an amount commensurate with the diminution in the fair market value (as ultimately determined by the condemnation proceedings) of the Purchased Assets as they existed immediately prior to the condemnation, but in no event shall such reduction be in an amount greater than the Purchase Price. All condemnation proceeds shall be the sole property of Patrick; provided, however, that provision for payment of any liability due and owing to Dixie shall be made out of such proceeds.

19.0 EXHIBITS, RESPONSIBILITY FOR PRODUCTION. Patrick shall be responsible for preparing and delivering to Dixie all exhibits required by this Agreement. All such exhibits shall be delivered as of the execution hereof, with the exception of exhibits D, E and K, which shall be delivered on or prior to the May 30, 1994, which shall be in form and content reasonably acceptable to Dixie. Dixie shall have until June 7, 1994 (or the Closing Date if the Closing occurs prior to June 7th) to notify Patrick, in writing, of its objection to the form and/or content of the Exhibit. However, in the event that such objection is not timely made, or if any Exhibit is delivered by Patrick within three (3) business days of the Closing Date and Dixie elects to proceed with the Closing without raising an objection to the form or content of the Exhibit, then any such Exhibit shall be deemed to be satisfactory to Dixie in both form and content. If there is an objection and such objection is not resolved, then Dixie shall have the right to terminate this Agreement without any further liability. All of the foregoing Exhibits shall be deemed to be incorporated herein by any reference thereto as if fully set out.:

20.0  GENERAL.

     20.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. All of the representations and warranties made by the parties shall survive the Closing Date indefinitely.

     20.2 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, without the consent of both parties to the release or disclosure and to its contents, neither party will issue any press release or otherwise make any public statement with respect to the transactions contemplated herein (unless required by applicable law or regulation). Notwithstanding the foregoing, either party may issue any press release or make any public statement without the approval of the other as may be required by law, in which case such party shall use its best efforts to give the other reasonable advance notice thereof.

     20.3 ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereof; all previous agreements and discussions relating to the same or similar subject matter being merged herein. This Agreement may not be changed, amended, or modified INCLUDING SPECIFICALLY THE

PROVISIONS OF THIS PARAGRAPH, except by a writing signed by both parties hereto. The provisions of this paragraph may not be changed, amended, modified, terminated, or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct of the parties.

     20.4 HEADINGS. The subject headings of the sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     20.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto but shall not be assigned by any party hereto without the prior written consent of the other party hereto.

     20.6 GOVERNING LAW. The parties acknowledge and agree that this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, excluding the body of law dealing with conflicts of law. The parties have specifically directed their attention to the laws of the State of California and recognize that this Agreement by its terms may have applicability outside the State of California. In the event that judicial interpretation or enforcement of this agreement is sought, the parties hereto consent to the exclusive jurisdiction of the state or federal courts with venue in Los Angeles County, California. In the event that arbitration is necessary, the situs for such arbitration shall be in Los Angeles County, California.

     20.7 ATTORNEYS' FEES. If any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in the proceeding. In the event that an equitable remedy is fashioned by the court or arbitrator, the court or arbitrator shall be requested to allocate the attorneys' fees and costs among the parties in an equitable manner. Except as provided in the preceding sentence, each party shall pay the expenses incurred by it in connection with the preparation and execution of this Agreement and in connection with the transactions contemplated hereby as provided in Section 13.0 above.

     20.8 NOTICES, DEMANDS AND COMMUNICATIONS. Any and all notices or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice or demand, and shall be delivered personally, or sent by
(i) facsimile transmission, (ii) recognized overnight delivery service or (iii) registered or certified mail to the other party at the address set forth below, or at such other address as may be supplied in writing pursuant to the terms of this Paragraph. The recipient of such notice shall be deemed to have received the notice (i) on the date of delivery or the date of transmission if the notice was personally delivered or sent by facsimile transmission (excluding Saturdays, Sundays and legal holidays),
(ii) on the day after dispatch (excluding Saturdays, Sundays and legal holidays) if the notice was sent by recognized overnight delivery service or (iii) five (5) days after dispatch if sent by registered or certified mail. The rejection or inability to deliver because of a change of address of which no notice has been given shall not effect the validity of any notice or demand sent in accordance with the provisions hereof. For purposes of this Agreement:

          If to Dixie:

               Dixie Yarns, Inc.
               1100 South Watkins Street
               P. O. Box 751
               Chattanooga, TN  37401
               FAX (615) 493-7442

               Attn:  Daniel K. Frierson,
                                 President


          WITH A REQUIRED COPY TO:

               John F. Henry, Jr., Esq.
               Witt, Gaither & Whitaker
               1100 American National Bank Building
               Chattanooga, TN  37402
               FAX  (615) 266-4138

         If to Patrick:

               Leonard Lawrence
               c/o Western Dyeing
               3104 East Ana Street
               Rancho Dominguez, CA 90221
               FAX  ____________________



          WITH A REQUIRED COPY TO:


          Bernard Shearer
          Greenberg, Glusker, Fields, Claman & Machtinger
          1900 Avenue of the Stars
          Suite 2000
          Los Angeles, California 90067-4590
          FAX  310/201-7426

     20.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall consti-tute an original hereof, but all of which shall constitute but one and the same document.

     20.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any person, entity, or circumstance shall be invalid or unenforceable to any extent, then such provision or application shall be modified to the minimum extent necessary to render it valid and enforceable, and the remainder of the Agreement and the application of such provisions to the parties hereto and the transactions contemplated hereby shall not be affected and shall be enforced to the greatest extent permitted by law.

     20.11 INTERPRETATION. Should the provisions of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the same shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or though its agents prepared the same, it being agreed that the agents of both parties have participated in the preparation hereof equally.

     20.12 UNDERTAKINGS OF CELIBERTI AND REGENT. As a material inducement to Dixie to enter into this Agreement, Celiberti and Regent jointly and severally agree to guarantee the obligations of Patrick hereunder and, at Closing, to execute and deliver the Guaranties required by Item 11.12 hereof.


        *************************************************

     IN WITNESS WHEREOF, Patrick has caused this Agreement to be executed by its President or other duly authorized officer and Dixie has caused this Agreement to be executed by its President or other duly authorized officer as of the date first above written, each in counterpart originals.


PATRICK OF CALIFORNIA, INC.
dba PATRICK CARPETS


By:  /s/ Leonard Lawrence
   -----------------------------

Title:  President
      --------------------------



DIXIE YARNS, INC.


By: /s/ Daniel K. Frierson
   -----------------------------

Title:  Chairman
      --------------------------

     IN WITNESS WHEREOF, Regent has caused this Agreement to be executed by its President or other duly authorized officer and Frank V. Celiberti has executed this Agreement as of the date first above written, each in counterpart originals.


REGENT INDUSTRIES, INC.


By:  /s/ Frank V. Celiberti
   -----------------------------

Title:  Chairman
      --------------------------

/s/ Frank V. Celiberti
- - --------------------------------
FRANK V. CELIBERTI

              LIST OF OMITTED SCHEDULES AND EXHIBITS


OMITTED DOCUMENT                 DESCRIPTION
- - ----------------                 -----------

Exhibit A                        Purchased Assets

Exhibit B                        Fixed Assets

Exhibit C                        Furniture and Furnishings

Exhibit D                        Lease and Service Agreements

Exhibit E                        Licenses, Certificates and
                                 Permits

Exhibit F                        Assumed Liabilities

Exhibit G                        Net Assets Acquired

Exhibit H                        Lease of Real Property (Tufting
                                 Plant)

Exhibit I                        Lease of Real Property
                                 (Warehouse)

Exhibit J                        Consignment Agreement

Exhibit K                        Compliance with Environmental
                                   Matters; Litigation Schedule

Exhibit L                        Assignment and Assumption
                                   Agreement and Bill of Sale

Exhibit M                        Covenant Not to Sue


Schedule 8.6                     Required Consents


Annex A                          Guaranty of Obligations Under
                                 Agreement

Annex B                          Escrow Agreement